EXHIBIT 4.a

FORM OF

 GRID PROMISSORY NOTE

November 13, 2003

For value received, DataJungle Software Inc.  (hereinafter referred to as the “Borrower”) promises to pay to the order of __________________ (hereinafter referred to as the “Lender”) in the City of ______, ______ or at such other place as the holder hereof may, from time to time designate in writing, the outstanding principal amount of all advances (collectively the “Loan”) made by the Lender to the Borrower as recorded by the Lender on the Schedule annexed hereto, in legal and lawful money of United States of America, with interest on the principal outstanding from time to time until paid, both before and after maturity, at the rate of twelve percent (12%) per annum.    This Note evidences the advances made by the Lender to the Borrower from time to time and repayments made by the Borrower to the Lender from time to time.

The principal of this Note is due and payable on demand.  The accrued interest is due and payable annually in arrears on the anniversary date.  The Borrower may pay all or part of any of principal and/or interest before any due date.  Any prepayment may be made without notice, penalty or bonus and any subsequent interest shall be calculated only on any remaining outstanding balance.

In the event this Note, or any part hereof, is collected through Bankruptcy or other judicial proceedings by an attorney or is placed in the hands of an attorney for collection after maturity, then the Borrower agrees and promises to pay a reasonable attorney’s fee for collection.

The Borrower expressly requires notice of all demands for payment, presentation for payment, protest and notice of protest, as to this Note but the Lender, payee or other holder of this Note may at any time, from time to time and upon notice in writing to the Borrower, extend the terms of payment or date of maturity hereof.

This Note may be assigned, pledged or hypothecated by the Lender or holder upon notice to the Borrower and is made without recourse to any director, officer or employee of the Borrower.

Any notice, demand or request relating to any matter set forth in this Note shall be given in writing.

This Note shall be governed by and construed in accordance with the laws of the State of ________, _____.

IN WITNESS WHEREOF, DataJungle Software Inc. has caused this Note to be duly executed on its behalf by its officer duly authorized thereunto.

DataJungle Software Inc.

Per:______________________

12% Note Holder

Note Holder	Amount Outstanding
	as of December 31, 2003	as of March 31, 2004
Metro International Mortgage, Inc.	$42,000	$72,000